Cohen Fund Audit Services, Ltd.

1350 Euclid Ave., Suite 800

Cleveland, OH 44115-1877

216.649.1700

216.579.0111 fax

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 30, 2013 on the financial statements of Two Oaks Diversified Growth and Income Fund, a series of Northern Lights Fund Trust II, as of March 31, 2013, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Northern Lights Fund Trust II Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

July 29, 2013

Registered with the Public Company Accounting Oversight Board